Exhibit 5.1

Seward & Kissel llp ONE BATTERY PARK PLAZA NEW YORK, NEW YORK 10004

TELEPHONE: (212) 574-1200 FACSIMILE: (212) 480-8421 WWW.SEWKIS.COM	901 K STREET, NW WASHINGTON, D.C. 20001 TELEPHONE: (202) 737-8833 FACSIMILE: (202) 737-5184

February 7, 2020

Castor Maritime Inc.
223 Christodoulou Chatzipavlou Street
Hawaii Royal Gardens
3036 Limassol, Cyprus

Re:	Castor Maritime Inc.

Ladies and Gentlemen:

We have acted as counsel to Castor Maritime Inc. (the “Company”) in connection with the Company’s registration statement on Form F-3 (File No. 333-       ) (the “Registration Statement”) as filed with the U.S. Securities and Exchange Commission on February 7, 2020 (the “Commission”), as thereafter amended or supplemented, with respect to the registration for resale (the “Resale Registration”) by the selling shareholders named in the Registration Statement (the “Selling Shareholders”) of 15,000,000 of the Company’s common shares, par value $0.001 per share (the “Secondary Shares”) issuable upon the exercise of certain convertible debentures of the Company (the “Convertible Debentures”).

We have examined originals or copies, certified or otherwise identified to our satisfaction, of: (i) the Registration Statement; (ii) the prospectus of the Company included in the Registration Statement (the “Prospectus”); (iii) the Convertible Debentures; (iv) the Stockholders Rights Agreement dated as of November 20, 2017 by and between the Company and American Stock Transfer & Trust Company, LLC (the “Rights Agreement”); and (v) such corporate documents and records of the Company and such other instruments, certificates and documents as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed. In such examinations, we have assumed the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies or drafts of documents to be executed, the genuineness of all signatures and the legal competence or capacity of persons or entities to complete the execution of documents. As to various questions of fact that are material to the opinions hereinafter expressed, we have relied upon statements or certificates of public officials, directors of the Company and others.

Castor Maritime Inc.
February 7, 2020

Based upon and subject to the foregoing and the assumptions, qualifications and limitations set forth below, we are of the opinion that the Secondary Shares, when issued and delivered upon the conversion of the Convertible Debentures in accordance with the terms therein, will be validly issued, fully paid and non-assessable; and  when issued and delivered pursuant to the Prospectus, the related preferred stock purchase rights will constitute binding obligations of the Company in accordance with the terms of the Rights Agreement.

This opinion is limited to the laws of the State of New York and the laws of the Republic of the Marshall Islands as in effect on the date hereof.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to each reference to us and the discussions of advice provided by us under the headings “Legal Matters” in the Prospectus, without admitting we are “experts” within the meaning of the Securities Act or the rules and regulations of the Commission promulgated thereunder with respect to any part of the Registration Statement.

Very truly yours,

/s/ SEWARD & KISSEL LLP